UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 29, 2009 (June 26, 2009)

Realogy Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 26, 2009, Realogy Corporation (“Realogy”) entered into a Tax Receivable Prepayment Agreement (the “Prepayment Agreement”) with Wright Express Corporation (“WEX”), pursuant to which WEX simultaneously paid Realogy the sum of $51 million, less expenses of approximately $2.0 million, as prepayment in full of its remaining contingent obligations to Realogy under Article III of the Tax Receivable Agreement, dated February 22, 2005, among WEX, Cendant Corporation (n/k/a Avis Budget Group, Inc.) (“Cendant”) and Cendant Mobility Services Corporation (n/k/a Cartus Corporation) (the “TRA”). Realogy’s characterization of the net proceeds will be consistent with prior payments under the TRA.

As previously disclosed, Cendant and WEX had entered into the TRA in connection with Cendant’s disposition of the WEX business in an initial public offering in February 2005. As a result of the initial public offering, the tax basis of WEX’s tangible and intangible assets increased to their fair market value. Pursuant to the TRA, WEX had agreed to pay Cendant 85% of tax savings related to the increased tax basis of the assets and their related amortization over a 15-year period. The actual amount of payments, if any, and the timing of receipt of any payments were variable, depending upon a number of factors, including whether WEX earned sufficient taxable income to realize the full tax benefit of the amortization of its assets. Pursuant to the Separation and Distribution Agreement dated as of July 27, 2006, by and among Cendant, Realogy, Wyndham Worldwide Corporation and Travelport Inc., Realogy acquired from Cendant the right to receive 62.5% of the payments by WEX to Cendant under the TRA and assumed 62.5% of the liabilities and obligations of Cendant to WEX under the TRA.

The Prepayment Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Tax Receivable Prepayment Agreement dated June 26, 2009 by and between Wright Express Corporation and Realogy Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull, Executive Vice President, Chief Financial Officer and Treasurer

Date: June 26, 2009

REALOGY CORPORATION

CURRENT REPORT ON FORM 8-K

Report Dated June 29, 2009 (June 26, 2009)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Tax Receivable Prepayment Agreement dated June 26, 2009 by and between Wright Express Corporation and Realogy Corporation.

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